EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sauer-Danfoss Inc.:

We consent to the incorporation by reference in the registration statements No. 33-53927 and No. 333-93745 on Form S-8 of Sauer-Danfoss Inc. of our reports dated March 12, 2007 with respect to the consolidated balance sheets of Sauer-Danfoss Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Sauer-Danfoss Inc.

Our report dated March 12, 2007, notes that the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006.

/s/ KPMG LLP

Des Moines, Iowa
March 12, 2007